EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2019

DILUTED EARNINGS OF $1.82 PER SHARE

AND DECLARES DIVIDEND OF 18¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 19, 2020--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2019 the Company reported net sales of $410.5 million and diluted earnings of $1.82 per share, compared with net sales of $495.6 million and diluted earnings of $2.88 per share in 2018.

For the fourth quarter of 2019, net sales were $105.1 million and diluted earnings were $0.46 per share. For the corresponding period in 2018, net sales were $121.1 million and diluted earnings were $0.69 per share.

The Company also announced today that its Board of Directors declared a dividend of 18¢ per share for the fourth quarter, for shareholders of record as of March 13, 2020, payable on March 27, 2020. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the year, “2019 was challenging for the firearms industry as manufacturing overcapacity, excess inventories at all levels of the channel, and a continued softness of demand led to a marketplace saddled with undisciplined discounting, reckless extension of payment terms, and excessive promotions. This left some distributors and manufacturers in its wake. Conversely, our promotional efforts in 2019 were more measured and instead we focused on delivering shareholder value over the long term, including our steadfast commitment to new product development.”

Mr. Killoy continued, “As a consequence, we are well positioned as we head into 2020. The Ruger-57 pistol, which was launched in December, has received an overwhelming reception. We also just launched the latest LCP pistol, the LCP II in .22 LR, which is enjoying strong demand and we look forward to introducing additional new and innovative firearms in 2020. Our financial strength, evidenced by our $165 million of cash and short-term investments, places us in a unique position in our industry from which we can either profitably weather a storm or thrive in a recovering market, always keeping an eye out for any long-term opportunities that may emerge.”

Mr. Killoy made the following additional observations related to the Company’s 2019 performance:

•	In 2019, sales decreased 17% from 2018 and the estimated sell-through of the Company’s products from the independent distributors to retailers decreased 18% from 2018. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 1%. The greater reduction in the sell-through of the Company’s products relative to adjusted NICS background checks may be attributable to the following:

o	More aggressive promotions, discounts, rebates and the extension of payment terms offered by our competitors,
o	The loss of a formerly significant distributor that ultimately filed for bankruptcy protection in June 2019 and the market disruption caused by the subsequent liquidation of its inventory of Ruger products,
o	The loss of three additional smaller distributors in the second half of 2019,
o	An apparent increase in sales of used firearms at retail, which are captured by adjusted NICS checks, and
o	Decreased retailer inventories as the anticipation of further discounting continued to encourage cautious buying behavior by retailers.

•	New products represented $102.0 million or 26% of firearms sales in 2019. New product sales include only major new products that were introduced in the past two years. In 2019, new products included the Ruger-57, the LCP II in ..22 LR, the Wrangler, the Pistol Caliber Carbine, the Precision Rimfire Rifle, the AR pistol, the Security-9 pistol, and the EC9s pistol.

•	In 2019, the Company’s finished goods inventory decreased 12,900 units and distributor inventories of the Company’s products decreased 29,300. In the aggregate, total Company and distributor inventories decreased by 11% in 2019.

•	Cash generated from operations during 2019 was $49.6 million. At December 31, 2019, our cash and short-term investments totaled $165 million. Our current ratio is 4.1 to 1 and we have no debt.

•	In 2019, capital expenditures totaled $20.3 million. We expect our 2020 capital expenditures to total approximately $20 million.

•	In 2019, the Company returned $16.3 million to its shareholders through:

o	the payment of $14.3 million of dividends, and
o	the repurchase of 44,500 shares of its common stock in the open market at an average price of $44.83 per share, for a total of $2 million.

•	At December 31, 2019, stockholders’ equity was $285.5 million, which equates to a book value of $16.05 per share, of which $9.28 per share was cash and short-term investments.

Today, the Company filed its Annual Report on Form 10-K for 2019. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, Thursday, February 20, 2020, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2019 operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 3039214.

The Annual Report on Form 10-K is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 700 variations of more than 40 product lines. For 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2019	2018

Assets

Current Assets

Cash and cash equivalents	$35,420	$38,492
Short-term investments	129,488	114,326
Trade receivables, net	52,640	45,031

Gross inventories	79,011	80,288
Less LIFO reserve	(47,137)	(46,341)
Less excess and obsolescence reserve	(3,573)	(2,527)
Net inventories	28,301	31,420

Prepaid expenses and other current assets	3,467	2,920
Total Current Assets	249,316	232,189

Property, Plant, and Equipment	372,482	358,756
Less allowances for depreciation	(298,568)	(276,045)
Net property, plant and equipment	73,914	82,711

Deferred income taxes	5,393	2,969
Other assets	20,338	17,663
Total Assets	$348,961	$335,532

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2019	2018

Liabilities and Stockholders’ Equity

Current Liabilities

Trade accounts payable and accrued expenses	$29,771	$33,021
Contract liabilities with customers	9,623	7,477
Product liability	735	1,073
Employee compensation and benefits	14,273	20,729
Workers’ compensation	5,619	5,551
Income taxes payable	1,223	3,340
Total Current Liabilities	61,244	71,191

Lease liability	2,176	—
Product liability accrual	83	99

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2019 – 24,160,424 issued, 17,450,526 outstanding 2018 – 24,123,418 issued, 17,458,020 outstanding	24,160	24,123
Additional paid-in capital	38,683	33,291
Retained earnings	368,205	350,423
Less: Treasury stock – at cost 2019 – 6,709,898 shares 2018 – 6,665,398 shares	(145,590)	(143,595)
Total Stockholders’ Equity	285,458	264,242
Total Liabilities and Stockholders’ Equity	$348,961	$335,532

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(Dollars in thousands, except per share data)

Year ended December 31,	2019	2018	2017

Net firearms sales	$406,326	$490,607	$517,701
Net castings sales	4,180	5,028	4,555
Total net sales	410,506	495,635	522,256

Cost of products sold	310,958	361,277	368,248

Gross profit	99,548	134,358	154,008

Operating Expenses:
Selling	29,775	35,111	49,232
General and administrative	30,344	32,248	28,396
Other operating expense (income), net	54	(10)	31
Total operating expenses	60,173	67,349	77,659

Operating income	39,375	67,009	76,349

Other income:
Royalty income	698	804	506
Interest income	2,594	211	27
Interest expense	(192)	(330)	(152)
Other income, net	552	1,020	916
Total other income, net	3,652	1,705	1,297

Income before income taxes	43,027	68,714	77,646

Income taxes	10,736	17,781	25,504

Net income and comprehensive income	$32,291	$50,933	$52,142

Basic Earnings Per Share	$1.85	$2.92	$2.94

Diluted Earnings Per Share	$1.82	$2.88	$2.91

Cash Dividends Per Share	$0.82	$1.10	$1.36

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2019	2018	2017

Operating Activities

Net income	$32,291	$50,933	$52,142
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	29,331	31,972	34,264
Stock-based compensation	6,330	5,809	3,659
Excess and obsolescence inventory reserve	1,046	(185)	358
Loss (gain) on sale of assets	54	(10)	31
Deferred income taxes	(2,424)	(4,371)	1,736
Changes in operating assets and liabilities:
Trade receivables	(7,609)	15,051	9,360
Inventories	2,073	8,479	14,463
Trade accounts payable and accrued expenses	(3,646)	939	(16,060)
Contract liability to customers	2,146	5,250	—
Employee compensation and benefits	(6,646)	6,009	(11,466)
Product liability	(354)	353	(1,000)
Prepaid expenses, other assets and other liabilities	(888)	(3,757)	13,704
Income taxes payable	(2,117)	3,340	—
Cash provided by operating activities	49,587	119,812	101,191

Investing Activities

Property, plant, and equipment additions	(20,296)	(10,541)	(33,596)
Purchases of short-term investments	(282,738)	(114,259)	—
Proceeds from maturity of short-term investments	267,576	—	—
Net proceeds from sale of assets	14	10	3
Cash used for investing activities	(35,444)	(124,790)	(33,593)

Financing Activities

Dividends paid	(14,319)	(19,201)	(23,905)
Repurchase of common stock	(1,995)	—	(64,850)
Payment of employee withholding tax related to share-based compensation	(901)	(816)	(2,482)
Cash used for financing activities	(17,215)	(20,017)	(91,237)

(Decrease) increase in cash and cash equivalents	(3,072)	(24,995)	(23,639)
Cash and cash equivalents at beginning of year	38,492	63,487	87,126
Cash and cash equivalents at end of year	$35,420	$38,492	$63,487

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate its financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2019	2018

Net income	$32,291	$50,933

Income tax expense	10,736	17,781
Depreciation and amortization expense	29,331	31,972
Interest expense	192	330
Interest income	(2,594)	(211)
EBITDA	$69,956	$100,805

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.